ARTICLES OF AMENDMENT
                                     to the
                            ARTICLES OF INCORPORATION



         Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

         FIRST: The name of the corporation is WORLD ENVIROTECH, INC.


         SECOND: The following amendment to the Articles of Incorporation was adopted on February 18, 2002, as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

            [X] Such amendment was adopted by a vote of the common shareholders. The number of shares voted for the amendment was sufficient for approval.

                           NAME IS HEREBY CHANGED TO:

               THE LINK GROUP, INC.

         THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:


               None

         FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

               None

                            World Envirotech, Inc.



                            By:      /s/ Ernest Cheung
                                     -----------------------
                                    Ernest Cheung, President

STATE OF COLORADO
                               SS.
COUNTY OF JEFFERSON

         The foregoing was acknowledged before me by Ernest Cheung as President of World Envirotech, Inc. a Colorado corporation, this 18th day of February, 2002.

         My Commission expires: 12/19/04
                                                  /s/ Shelly Williams
                                                --------------------------
                                                  Notary Public
                                                  Address: